Exhibit 16.1

Ernst & Young

February 8, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated February 4, 2005, of Maxim Integrated Products, Inc. (the “Registrant”) and are in agreement with the statements contained in the first sentence of the first paragraph, the first sentence of the second paragraph, the third paragraph and the first sentence of the fourth paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ ERNST & YOUNG LLP